Exhibit 99.1

                Ingles Markets, Incorporated Announces
              Third Quarter Sales and Earnings Increases


    ASHEVILLE, N.C.--(BUSINESS WIRE)--Aug. 3, 2007--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported a 42.6% increase in net income and a 12.1% increase in net sales for the three months ended June 30, 2007, compared to the previous year. For the first nine months of fiscal year 2007, net income increased 43.0% and net sales increased 11.5% compared to the first nine months of fiscal year 2006. Nine-month fiscal 2007 net income of $44.4 million is a record for the Company, and exceeds record full-year earnings of $42.6 million achieved in fiscal 2006.

    Third Quarter Results

    Net sales increased by $79.5 million to $738.7 million for the June 2007 quarter, while grocery segment comparable store sales grew 11.9% for the same period. This is the Company's 17th consecutive quarter of comparable store sales growth. Sales growth was broad-based across the Company's departments, including increases in the number of customer visits and in average purchase amount. Excluding gasoline sales, third quarter comparable store sales increased 9.4%. Total gasoline gallons sold increased approximately 27.0% while the average price per gas gallon was approximately 16 cents higher comparing the June fiscal 2007 quarter to the same period of fiscal 2006. At
June 30, 2007, Ingles operated 196 stores and 42 fuel centers compared to 197 stores and 34 fuel centers at June 24, 2006.

    Gross profit for the June 2007 quarter increased 6.7%, to $175.2 million, an increase of $11.0 million compared with the third quarter of last fiscal year. Gross profit, as a percentage of sales, was 23.7% for the June 2007 quarter compared with 24.9% for the June 2006 quarter. Gross profit as a percentage of sales decreased primarily due to higher relative sales growth in the gasoline department that has lower gross margins. Excluding gasoline sales, grocery segment gross profit as a percentage of sales was 26.6% for the three months ended June 30, 2007, compared to 27.2% for the same quarter of last fiscal year. Food cost increases and competitive pressures also contributed to lower grocery segment margins. The Company elected to accept lower margins in order to increase sales, maintain market share and keep prices low for its customers.

    For the third consecutive comparative quarter of this fiscal year, operating and administrative expenses improved as a percentage of sales. This ratio was 19.2% for the June 2007 quarter compared to 20.0% in the June 2006 quarter. Operating and administrative expense dollars increased $9.6 million to $141.8 million for the June 2007 quarter compared to the same quarter last year but, as noted above, the expense increases were leveraged against an even greater sales increase. Increased expenses for wages, warehouse operations, and store supplies are all closely related to efforts to build sales and capture market share. Other expense increases for insurance, utilities and fuel are in line with overall market increase in these costs.

    Net rental income and other income totaled $9.7 million for the June 2007 quarter compared with $1.8 million for the June 2006 quarter. During the June 2007 quarter the Company sold a shopping center where it had recently closed a store. Net proceeds from the sale of approximately $14.0 million generated a pre-tax gain, included in other income, of approximately $7.9 million.

    Interest expense decreased $0.3 million for the three-month period ended June 30, 2007, to $11.9 million from $12.2 million for the three-month period ended June 24, 2006. Total debt at June 30, 2007, was $550.6 million compared to $555.4 million at June 24, 2006.

    Income tax expense as a percentage of pre-tax income increased to 36.9% in the June 2007 quarter compared to 36.3% in the June 2006 quarter due to lower amounts of tax exempt interest income and lower deductions related to the exercise of employee stock options.

    Net income increased $5.9 million, or 42.6%, for the three-month period ended June 30, 2007, to $19.7 million, compared to $13.8 million for the three-month period ended June 24, 2006. Net income, as a percentage of sales, improved to 2.7% for the June 2007 quarter compared with 2.1% for the June 2006 quarter. Basic and diluted earnings per share for publicly traded Class A Common Stock were $0.84 and $0.81 for the June 2007 quarter compared to $0.59 and $0.57, respectively, for the June 2006 quarter. Basic and diluted earnings per share for Class B Common Stock were each $0.77 for the June 2007 quarter compared to $0.54 of basic and diluted earnings per share for the June 2006 quarter.

    Nine Months Results

    Net sales increased by $216.3 million, or 11.5%, to $2.11 billion for the nine months ended June 2007. For the first time in the Company's 44 year history, sales exceeded $2 billion after three quarters. Grocery segment comparable store sales grew 11.6% for the same period compared with the nine months ended June 2006. Excluding gasoline sales, third quarter comparable store sales increased 8.6%. Total gasoline gallons sold increased approximately 50% while the average price per gas gallon was somewhat level comparing the June fiscal 2007 nine months to the same period of fiscal 2006.

    Gross profit dollars for the June 2007 nine-month period increased $32.4 million, or 6.8%, to $506.7 million, compared to $474.3 million for the same period of fiscal 2006. Gross profit as a percentage of sales was 24.1% and 25.1% for the nine months ended June 30, 2007 and June 24, 2006, respectively. Excluding gasoline sales, grocery segment gross profit as a percentage of sales was 26.7% for the nine months ended June 30, 2007, compared to 27.0% for the same period of last fiscal year.

    Operating expenses increased $25.1 million comparing the first nine months of fiscal 2007 to the same period of last fiscal year, but decreased to 19.8% of sales for the nine months ended June 30, 2007, from 20.8% of sales for the nine months of fiscal year 2006. The dollar cost increases that affected the third quarter, as discussed above, were partially offset by decreased rent expense on equipment and store properties.

    Net rental income and other income totaled $12.8 million for the June 2007 nine-month period compared to $5.3 million for the June 2006 nine-month period. The shopping center sale addressed in the above third quarter analysis is the predominant reason for the increase.

    Interest expense totaled $35.8 million for the nine-month period ended June 30, 2007, a decrease of $0.9 million from $36.7 million for the nine-month period ended June 24, 2006. Between June 2006 and June 2007, the Company paid down $26.9 million of mortgage debt. During the June 2007 quarter, borrowings under the Company's $150 million line of credit facilities increased $21.2 million to a total of $25.1 million at quarter end.

    Income tax expense as a percentage of pre-tax income decreased to 32.7% for the June 2007 nine-month period compared to 38.1% for the comparable June 2006 period. During the second quarter of fiscal 2007, the Company settled a tax position under an initiative offered by one of the states in which the Company conducts its operations. As a result of this settlement, the Company reduced its reserve for contingent income taxes by $3.2 million and reduced income tax expense by the same amount.

    Net income increased $13.3 million, or 43.0%, for the nine-month period ended June 30, 2007, to $44.4 million, compared to $31.1 million for the nine-month period ended June 24, 2006. Net income, as a percentage of sales, was 2.1% for the June 2007 and 1.6% for the June 2006 nine-month periods, respectively. Basic and diluted earnings per share for publicly traded Class A Common Stock were $1.90 and $1.81 for the June 2007 nine-month period compared to $1.33 and $1.27, respectively, for the June 2006 quarter nine-month period. Basic and diluted earnings per share for Class B Common Stock were each $1.73 for the fiscal June 2007 period compared to $1.21 of basic and diluted earnings per share for the same fiscal period ended June 2006.

    Robert P. Ingle, chief executive officer, stated, "We're pleased with the sales increases in our existing stores as well as the contribution from our recent new and remodeled stores. We have ambitious plans to continue to improve our store base for the benefit of our customers and shareholders and look forward to updating you on our progress."

    During the June 2007 nine-month period, Ingles completed one new store, two remodeled stores, one replacement store, one convenience store/fuel center, and purchased 11 land parcels for future store and distribution development. The Company added six fuel centers and three pharmacies either in conjunction with the store development activities mentioned above or to existing store locations. Capital expenditures for the June 2007 nine-month period totaled $96.4 million and are expected to be approximately $120 million for the full fiscal year, including expenditures for stores to open in fiscal 2008. For the balance of the fiscal year, Ingles expects to open one owned remodeled store, one owned new store, one leased replacement store, purchase two sites for future store and fluid dairy expansion and add two new fuel stations and one pharmacy to existing stores.

    The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles' actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles' operating area, pricing pressures, increased competitive efforts by others in Ingles' marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2006 Form 10-K and 2007 Forms 10-Q.

    Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 196 supermarkets. In conjunction with its supermarket operations, the Company also operates 71 neighborhood shopping centers, all but 16 of which contain an Ingles supermarket. The Company's Class A Common Stock is traded on The NASDAQ Stock Market's Global Market under the symbol IMKTA. For more information, visit Ingles' website at www.ingles-markets.com.




                     INGLES MARKETS, INCORPORATED
             (Amounts in thousands except per share data)

                    Unaudited Financial Highlights

                           Three Months Ended      Nine Months Ended
                          ---------------------  ---------------------
                           June 30,   June 24,    June 30,   June 24,
                             2007       2006        2007       2006
                          ---------- ----------  ---------- ----------

Net sales                 $  738,695 $  659,212  $2,105,558 $1,889,255
Gross profit                 175,228    164,193     506,659    474,255
Operating and
 administrative expenses     141,787    132,164     417,749    392,647
Rental income, net             1,248      1,431       3,552      4,016
Income from operations        34,689     33,460      92,462     85,624
Other income, net              8,461        446       9,316      1,266
Interest expense              11,861     12,184      35,803     36,737
Income taxes                  11,543      7,880      21,555     19,100
Net income                $   19,746 $   13,842  $   44,420 $   31,053

Basic earnings per common
 share - Class A          $     0.84 $     0.59  $     1.90 $     1.33
Basic earnings per common
 share - Class B          $     0.77 $     0.54  $     1.73 $     1.21
Diluted earnings per
 common share - Class A   $     0.81 $     0.57  $     1.81 $     1.27
Diluted earnings per
 common share - Class B   $     0.77 $     0.54  $     1.73 $     1.21

Additional selected
 information:
Depreciation and
 amortization expense     $   15,408 $   14,836  $   44,756 $   44,297
Rent expense              $    3,762 $    5,359  $   12,393 $   16,598

          Condensed Consolidated Balance Sheets (Unaudited)

                                      June 30,   Sept. 30,
                                        2007        2006
                                     ----------  ----------
ASSETS
  Cash and cash equivalents          $   17,244  $   17,540
  Receivables-net                        44,935      43,594
  Inventories                           231,571     215,369
  Other current assets                    9,856       9,315
  Property and equipment-net            820,223     771,628
  Other assets                           12,420      17,528
                                     ----------  ----------
TOTAL ASSETS                         $1,136,249  $1,074,974
                                     ==========  ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Current maturities of long-term
   debt                              $   52,362  $   33,666
  Accounts payable, accrued expenses
   and current portion of other
   long-term liabilities                205,259     185,195
  Deferred income taxes                  37,269      22,673
  Long-term debt                        498,251     522,649
  Other long-term liabilities             5,338       6,118
                                     ----------  ----------
    Total Liabilities                   798,479     770,301
  Stockholders' equity                  337,770     304,673
                                     ----------  ----------
TOTAL LIABILITIES AND STOCKHOLDERS'
 EQUITY                              $1,136,249  $1,074,974
                                     ==========  ==========



    CONTACT: Ingles Markets, Incorporated
             Ron Freeman, 828-669-2941, Ext. 223
             Chief Financial Officer